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                                                      Exhibit 23


Consent of Independent Auditors



The Board of Directors
Safeguard Scientifics, Inc.:


We consent to incorporation by reference in Registration Statements (No. 33-41853, No.33-31840, No.2-79617, No.2-63245, No.33-48579, No.33-48462, No.
2-72362, No.33-72559 and No.33-72560) on Form S-8 and (No.2-93525) on Form
S-3 of Safeguard Scientifics, Inc. of our report dated February 7, 1997, relating to the consolidated balance sheets of Safeguard Scientifics, Inc. and subsidiaries as of December 31, 1996 and 1995, the related consolidated statements of operations, cash flows and shareholders' equity and related schedules for each of the years in the three-year period ended December 31, 1996, which reports are included or incorporated by reference in the December 31, 1996 annual report on Form 10-K of Safeguard Scientifics, Inc.


/s/KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
March 27, 1997